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MAINSTAY VP SERIES FUND, INC.
(Name of Registrant As Specified in Charter)

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MAINSTAY VP SERIES FUND, INC.
51 Madison Avenue
New York, New York 10010

March 23, 2009

To our Policy Owners of the MainStay VP Large Cap Growth Portfolio (the “Portfolio”):

Effective December 26, 2008, Nuveen Investments, Inc. (“Nuveen”) acquired Winslow Capital Management, Inc. (“Winslow”), the Portfolio’s subadvisor.  This resulted in a change of control of Winslow and an automatic termination of the previous subadvisory agreement with Winslow under the Investment Company Act of 1940, as amended.  At a meeting held on December 11-12, 2008, the Portfolio’s Board of Directors approved the continued retention of Winslow as the Portfolio’s subadvisor and approved a new subadvisory agreement, effective as of December 26, 2008.  Shareholder approval of the continued retention of Winslow as subadvisor and the new subadvisory agreement is not required.

New York Life Investment Management LLC (“New York Life Investments”) will remain the Portfolio’s investment manager and will continue to oversee Winslow.  Under the supervision of New York Life Investments, Winslow will continue to be responsible for the portfolio management of the Portfolio, including making the specific decisions about buying, selling and holding securities.

You are receiving this Information Statement because you are the owner of a variable annuity contract or variable life insurance policy (“Policy”) issued by New York Life Insurance and Annuity Corporation, a Delaware Corporation (“NYLIAC”), and some or all of your policy value is invested in the Portfolio.

This package contains more information about Winslow, Nuveen and the Portfolio, including information regarding the acquisition of Winslow by Nuveen and the actions taken by the Portfolio’s Board.  Please review this information and call us toll-free at 800-598-2019 if you have any questions.  Clients of investment advisers may also contact their investment adviser with any questions.  Please note that no proxy is required.

Thank you for your continued investment in the Portfolio.

Sincerely,

/s/ Stephen P. Fisher

Stephen P. Fisher
President
The MainStay Funds

IMPORTANT INFORMATION
FOR THE SHAREHOLDERS OF THE
MAINSTAY VP LARGE CAP GROWTH PORTFOLIO

Under the terms of an exemptive order (the “Order”) issued by the Securities and Exchange Commission, this document is an Information Statement and is being furnished to you because you are the owner of a variable annuity contract or variable universal life insurance policy issued by New York Life Insurance and Annuity Corporation, a Delaware corporation (”NYLIAC”), and some or all of your Policy value is invested in the MainStay VP Large Cap Growth Portfolio (the “Portfolio”), a series of MainStay VP Series Fund, Inc. (the “Company”).  New York Life Investment Management LLC (“New York Life Investments”) serves as the investment manager for the Portfolio.

The Order permits New York Life Investments, on behalf of the Portfolio and subject to the approval of the Board of Directors of the Company (the “Board”), to retain unaffiliated subadvisors without shareholder approval.  This authority is subject to certain conditions.

Under the Order, if New York Life Investments retains, and the Board approves, an unaffiliated subadvisor for the Portfolio, the Portfolio must provide shareholders with certain information about the subadvisor and the subadvisory agreement within 90 days of such retention.  In this case, the Portfolio is providing you with this information because the acquisition of Winslow Capital Management Inc. (“Winslow”) by Nuveen Investments, Inc. (“Nuveen”) constituted a change of control of Winslow and an automatic termination of the previous subadvisory agreement with Winslow under the Investment Company Act of 1940, as amended.  In response, during a meeting held on December 11-12, 2008, the Board approved the continued retention of Winslow as the Portfolio’s subadvisor and approved a new subadvisory agreement (the “Agreement”), effective as of December 26, 2008.

This Information Statement provides you with more information about Nuveen’s acquisition of Winslow and the Agreement.  Importantly, New York Life Investments does not believe that the Acquisition will have any material impact on the management of the Portfolio or its investment portfolio.

New York Life Investments will remain the Portfolio’s investment manager and will continue to oversee Winslow.  Under the supervision of New York Life Investments, Winslow will continue to be responsible for the portfolio management of the Portfolio, including making the specific decisions about buying, selling and holding securities.

This Information Statement is being mailed on or about March 23, 2009 to the shareholders of the Portfolio of record as of March 11, 2009 (the “Record Date”).  Nuveen, not the Portfolio, will bear the expenses incurred in connection with preparing this Information Statement.

As of the Record Date, the number of Portfolio shares issued and outstanding were as follows:  Initial Class:  19,590,482.951; and Service Class:  7,465,132.215.  Information on shareholders who owned beneficially more than 5% of each class of shares of the Portfolio as of the Record Date is set forth in Appendix A.  To the knowledge of New York Life Investments, the executive officers and Directors of the Company as a group owned less than 1% of the outstanding shares of the Portfolio as of the Record Date.

NO PROXY IS NECESSARY
AND WE ASK THAT YOU DO NOT SEND US A PROXY

BOARD CONSIDERATION FOR THE CONTINUED RETENTION OF
WINSLOW CAPITAL MANAGEMENT INC.
AS SUBADVISOR TO THE PORTFOLIO

In reaching its decision to approve the continued retention of Winslow and the Agreement, the Board considered information furnished to the Board from New York Life Investments, Winslow and Nuveen.  The Board also requested and received responses from Winslow to a comprehensive list of questions encompassing a variety of topics prepared on behalf of the Board by independent legal counsel to the Board.  The Board noted that it had also requested and received responses to similar questions in connection with its annual approval of the previous subadvisory agreement during the Board’s meeting on June 16-17, 2008.  The Board considered its historical experience with Winslow’s capabilities and resources, and its evaluation of Winslow in connection with previous contract review processes, including the contract review process that culminated with the approval of the previous subadvisory agreement between New York Life Investments and Winslow, on behalf of the Portfolio, at a meeting in June 2008 (the “Prior Contract Review Processes”).

In determining to approve the continued retention of Winslow and approve the Agreement, the members of the Board reviewed and evaluated all of this information and factors they believed to be relevant and appropriate in light of legal advice furnished to them by independent legal counsel and through the exercise of their own business judgment.  The broad factors considered by the Board are discussed in greater detail below, and included, among other things: (i) the nature, extent, and quality of the services provided to the Portfolio by Winslow; (ii) the investment performance of the Portfolio; (iii) the costs of the services provided and the profits to be realized by Winslow and its affiliates from its relationship with the Portfolio; (iv) the extent to which economies of scale may be realized as the Portfolio grows, and the extent to which economies of scale may benefit the Portfolio’s investors; and (v) the reasonableness of the Portfolio’s management and subadvisory fee levels and overall total ordinary operating expenses.

While the members of the Board may have weighed certain factors differently, the Board’s decision to approve the continued retention of Winslow and approve the Agreement was based on a comprehensive consideration of all the information provided to the Board in connection with its review of Winslow.  The Board also considered that variable life insurance policyholders and variable annuity contractholders that indirectly invest in the Portfolio approved the ability of New York Life Investments to act as a “manager of managers,” which allows the Board and New York Life Investments to enter into and materially amend subadvisory agreements with unaffiliated subadvisors for the Portfolio without shareholder approval.  A more detailed discussion of the factors that figured prominently in the Board’s decision to approve the continued retention of Winslow and approve the Agreement is provided below.

In considering the approval of the Agreement, the Board examined the nature, extent and quality of the services that Winslow historically had provided to the Portfolio.  Based on information provided to the Board in connection with the Prior Contract Review Processes, the Board acknowledged Winslow’s historical service to the Portfolio, and took note of the experience of Winslow’s portfolio managers, the number of accounts managed by the portfolio managers and Winslow’s method for compensating portfolio managers.  The Board also considered the experience of senior personnel at Winslow, and Winslow’s plans for retaining key personnel in connection with Winslow’s acquisition by Nuveen Investments, Inc.  Based on these considerations, the Board concluded, within the context of its overall determinations regarding the Agreement, that the Portfolio is likely to benefit from the nature, extent and quality of these services as a result of Winslow’s experience, personnel, operations and resources.

In evaluating investment performance, the Board took note of the Portfolio’s historical investment performance results, as presented to the Board in connection with the Prior Contract Review Processes, with consideration for the Portfolio’s investment objectives, strategies and risks, as disclosed in the Portfolio’s prospectus.  The Board considered information about the Portfolio’s investment performance that is provided to the Board in connection with its regularly scheduled meetings, and also took note of information provided in connection with the Prior Contract Review Processes showing the investment performance of the Portfolio as compared to similar mutual funds managed by other investment advisers.  The Board also considered the strength of Winslow’s resources (including research capabilities).  Based on these considerations, the Board concluded, within the context of its overall determinations regarding the Agreement, that the retention of Winslow as subadvisor to the Portfolio is likely to benefit the Portfolio’s long-term investment performance.

The Board considered the costs of the services to be provided by Winslow under the Agreement, taking into account information provided to the Board in connection with the Prior Contract Review Processes.  The Board noted that Winslow historically has not provided the Board with information about its profitability in connection with its relationship with the Portfolio.  However, the Board considered past representations from Winslow and New York Life Investments that the subadvisory fee paid by New York Life Investments to Winslow was the result of arm’s-length negotiations.  In addition, because Winslow’s subadvisory fee is paid by New York Life Investments, and not the Portfolio, the Board historically has focused primarily on the profitability of the Portfolio to New York Life Investments and its affiliates.

In evaluating the costs of the services provided by Winslow in connection with the Prior Contract Review Processes, the Board considered, among other things, Winslow’s investments in personnel, systems, equipment and other resources necessary to manage the Portfolio.  The Board acknowledged that Winslow must be in a position to pay and retain experienced professional personnel to provide services to the Portfolio, and that Winslow’s ability to maintain a strong financial position is important in order for Winslow to provide high-quality ongoing services to the Portfolio and its investors.

The Board also considered certain fall-out benefits that may be realized by Winslow due to its relationship with the Portfolio.  The Board recognized, for example, the benefits to Winslow from legally permitted “soft-dollar” arrangements by which brokers may provide research and other services to Winslow in exchange for commissions paid by the Portfolio with respect to trades on the Portfolio’s portfolio securities.

As part of the Prior Contract Review Processes, the Board requested and received information from Winslow and New York Life Investments concerning other business relationships between Winslow and its affiliates, on the one hand, and New York Life Investments and its affiliates, on the other.  The Board requested and received assurances that these other business relationships did not impact New York Life Investments’ recommendation for Winslow to serve as the Portfolio’s subadvisor, and that neither New York Life Investments nor its affiliates is expected to benefit in its other business relationships due to Winslow’s continued engagement as the Portfolio’s subadvisor.

The Board also considered that Winslow and New York Life Investments had agreed to enter into a separate agreement, unrelated to each party’s obligations under the Agreement, pursuant to which New York Life Investments has agreed to pay Winslow an additional fee of 0.03% on the combined assets of the Portfolio and the MainStay Large Cap Growth Fund that exceed $2.5 billion. This agreement reflects a revenue sharing arrangement entered into by New York Life Investments and Winslow in connection with the acquisition of Winslow by Nuveen. The Board noted that any payment to Winslow under this separate agreement would not be considered in connection with the Board’s future assessments of the Portfolio’s management fees.

After evaluating the information presented to the Board, the Board concluded, within the context of its overall determinations regarding the Agreement, that any profits realized by Winslow due to its relationship with the Portfolio will be the result of arm’s-length negotiations between New York Life Investments and Winslow, and are based on subadvisory fees paid to Winslow by New York Life Investments, not the Portfolio.

The Board also considered whether the Portfolio’s expense structure permitted economies of scale to be shared with the Portfolio’s investors.  Based on information provided to the Board in connection with the Prior Contract Review Processes, the Board took note of the extent to which the Portfolio benefits from economies of scale through expense waivers and reimbursements.

Based on this information, the Board concluded, within the context of its overall determinations regarding the Agreement, that the Portfolio’s fee schedule and expense structure appropriately reflect economies of scale for the benefit of the Portfolio’s investors.  The Board noted, however, that it would continue to evaluate the reasonableness of the Portfolio’s expense structure as the Portfolio continues to grow over time.

The Board evaluated the reasonableness of the fees to be paid under the existing management agreement with New York Life Investments and the Agreement, and the Portfolio’s total ordinary operating expenses.  The Board considered that the fees to be paid to Winslow under the Agreement are paid by New York Life Investments, not the Portfolio, and will result in no increase in the Portfolio’s expenses.  The Board considered information concerning the fees and expense ratios charged by similar mutual funds managed by other investment advisers.

In assessing the reasonableness of the Portfolio’s management and subadvisory fees and total ordinary operating expenses, the Board took note of fee and expense arrangements that had been negotiated by the Board with New York Life Investments in recent years.

Based on these considerations, the Board concluded that the Portfolio’s management and subadvisory fees and total ordinary operating expenses were within a range that is competitive and, within the context of the Board’s overall conclusions regarding the Agreement, supports the conclusion that these fees to be paid under the Agreement are reasonable.

On the basis of the information provided to it and its evaluation thereof, the Board, including the Independent Directors, as defined in the 1940 Act, unanimously approved the Agreement.

How is the Continued Retention of Winslow Expected to Affect Shareholders of the Portfolio?

The continued retention of Winslow under the Agreement is not expected to have any effect on shareholders of the Portfolio. In particular, there are no material differences between the terms of the Agreement and those of the previous subadvisory agreement, except for the dates of execution and term. No changes are proposed to the level of services that Winslow currently provides to the Portfolio or the fees payable to Winslow for those services. Winslow and Nuveen have informed New York Life Investments that they do not anticipate any changes in the portfolio managers or the portfolio management teams of the Portfolio as a result of the change of control of Winslow. Further, there are no changes contemplated to the Portfolio’s investment objective, goals or strategies.

Information About Winslow Capital Management Inc. and Nuveen Investments, Inc.

Winslow is located at 4720 IDS Tower, 80 South Eighth Street, Minneapolis, Minnesota 55402.  As of December 31, 2008, Winslow managed approximately $4.2 billion in assets.

As of December 26, 2008, Winslow became a wholly-owned subsidiary of Nuveen.  Nuveen is a privately held investment management company that services both institutional and retail clients. Nuveen is a wholly-owned subsidiary of Windy City Investments, Inc. which, in turn, is a wholly-owned subsidiary of Windy City Investments Holdings, L.L.C.  The business address of Windy City Investments, Inc. and Windy City Investments Holdings, L.L.C. is 3 First National Plaza, Suite 3800, Chicago, Illinois 60602.

Nuveen has one affiliated broker-dealer, Nuveen Investments, LLC.

No officers or Directors of the Company are officers, employees, directors, general partners or shareholders of Winslow, or otherwise has any material direct or indirect interest in Winslow or any person controlling, controlled by or under common control with Winslow. In addition, since January 1, 2009, the beginning of the Company’s fiscal year, no Director of the Company has had, directly or indirectly, a material interest in any material transaction or material proposed transaction to which Winslow, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities was or is to be a party.

Certain information on each of Winslow’s executive officers is listed below and has been provided to us by Winslow.  The address of each executive officer, unless otherwise noted, is 4720 IDS Tower, 80 South Eighth Street, Minneapolis, Minnesota 55402.

Name	Position(s) with Winslow	Other Business
Clark J. Winslow	CEO, CIO, Portfolio Manager; President of Winslow Family Foundation	None
Jean A. Baillon	Senior Managing Director, Chief Administrative Officer and Chief Financial Officer	None
Justin H. Kelly	Senior Managing Director and Portfolio Manager	None
R. Bart Wear	Senior Managing Director and Portfolio Manager	None

Day-to-day management of the Portfolio is the responsibility of the following co-portfolio managers:

Clark J. Winslow  Mr. Winslow has served as the Chief Executive Officer, Chief Investment Officer and a portfolio manager of Winslow Capital since 1992. Mr. Winslow has 43 years of investment experience and has managed portfolios since 1975. He began his career as an institutional research analyst in 1966. Mr. Winslow has a B.A. from Yale University and an M.B.A. from the Harvard Business School.

Justin H. Kelly, CFA  Mr. Kelly is a Senior Managing Director and portfolio manager of Winslow Capital and has been with the firm since 1999. Previously, Mr. Kelly was a Vice President and co-head of the Technology Team at Investment Advisers, Inc. in Minneapolis from 1997-1999. For the prior four years, he was an investment banker in New York City for Prudential Securities and then Salomon Brothers. Mr. Kelly received a B.S. degree Summa Cum Laude in 1993 from Babson College where he majored in Finance/Investments. He is also a Chartered Financial Analyst.

R. Bart Wear, CFA   Mr. Wear is a Senior Managing Director and portfolio manager of Winslow Capital and has been with the firm since 1997. He previously was a partner and equity manager at Baird Capital Management in Milwaukee, Wisconsin. Prior to that, he was the lead equity manager and analyst of the mid-to-large capitalization growth product at Firstar Investment Research and Management Company. Mr. Wear graduated with honors from Arizona State University in 1982 where he majored in finance. He is also a Chartered Financial Analyst.

In addition to acting as the subadvisor to the Portfolio, Winslow also acts as subadvisor to funds listed in the table below.  The investment objective of each of these funds is the same as the Portfolio’s.

Fund Name	Assets as of December 31, 2008	Contractual Fee Rate

MainStay Large Cap Growth Fund	$254,088,915
0.40% on Allocated Assets[1] up to $250 million; 0.35% on Allocated Assets from $250 million to $500 million; 0.30% on Allocated Assets from $500 million to $750 million; 0.25% on Allocated Assets from $750 million to $1 billion; and 0.20% on Allocated Assets in excess of $1 billion.

HSBC Investor Growth Portfolio	$76,000,000
0.40% on assets up to $250 million; 0.35%on assets from $250 million to $500 million; 0.30% on assets from $500 million to $750 million; 0.25% on assets from $750 million to $1 billion; and 0.20% on assets over $1 billion.[2]

Fund Name	Assets as of December 31, 2008	Contractual Fee Rate

MGI US Large Cap Growth Equity Fund	$132,000,000	0.40% on assets up to $100 million; 0.30% on assets from $100 million to $300 million; 0.20% on assets over $300 million.

1.	“Allocated Assets” are defined below in the section “Management and Subadvisory fees.”
2.	Based upon the total assets under management of various HSBC investment vehicles advised or subadvised by Winslow.

Investment Objectives and Principal Investment Strategy of the Portfolio

The Portfolio’s investment objective is to seek long-term growth of capital.

The Portfolio invests in companies that have the potential for above-average future earnings growth with management focused on shareholder value.  Under normal circumstances, the Portfolio invests at least 80% of its assets (net assets plus any borrowings) in large capitalization companies.  These are companies having a market capitalization in excess of $4.0 billion at the time of purchase and generally are improving their financial returns. The Portfolio’s investment strategy may result in high portfolio turnover.

 Principal Risks

Investments in common stocks and other equity securities are particularly subject to the risk of changing economic, stock market, industry and company conditions and the risks inherent in management's ability to anticipate such changes that can adversely affect the value of the Portfolio's holdings. Opportunities for greater gain often come with greater risk of loss. Some of the securities in which the Portfolio invests may, therefore, carry above-average risk compared to common stock indices such as the Dow Jones Industrial Average and the S&P 500® Index.

 The principal risk of growth stocks is that investors expect growth companies to increase their earnings at a rate that is generally higher than the rate expected for non-growth companies. If these expectations are not met, the market price of the stock may decline significantly, even if earnings show an absolute increase. Growth company stocks also typically lack the dividend yield that can cushion stock prices in market downturns.

Since the Portfolio may invest in foreign securities, it may be subject to various risks of loss that are different from the risks of investing in securities of U.S.-based companies.

Terms of the Agreement

The terms of the Agreement are not materially different from the terms of the previous subadvisory agreement in place for the Portfolio, including, as discussed below, the amount Winslow is compensated for providing services to the Portfolio.  The Agreement will continue in force until December 26, 2009, unless sooner terminated as provided in the Agreement.  Thereafter, like the previous subadvisory agreement, the Agreement will continue in force from year to year so long as it is specifically approved by the Board or shareholders of the Portfolio at least annually in the manner required by the Investment Company Act of 1940, as amended (“1940 Act”).

Also like the previous subadvisory agreement, the Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act) or upon the termination or assignment of the Portfolio’s management agreement with New York Life Investments and may be terminated by New York Life Investments or Winslow at any time without payment of any penalty on sixty days’ prior written notice to the other party and the Portfolio.  The Agreement may also be terminated at any time without payment of any penalty by action of the Board or by a vote of a majority of the outstanding voting securities of the Portfolio (as defined by the 1940 Act) on sixty days’ prior written notice to Winslow and New York Life Investments.

The previous subadvisory agreement was dated as of March 15, 2006, and was last submitted to a vote of the shareholders on March 15, 2006.

Management and Subadvisory Fees

Under the terms of the Amended and Restated Management Agreement between New York Life Investments and the Company, on behalf of the Portfolio, the Portfolio pays New York Life Investments a management fee that is equal to an annual percentage of the Portfolio’s average daily net assets as follows:  0.80% on assets up to $250 million, 0.75% on assets from $250 million to $500 million, 0.725% on assets from $500 million to $750 million, 0.70% on assets from $750 million to $2.0 billion, 0.65% on assets from $2.0 billion to $3.0 billion and 0.60% on assets in excess of $3.0 billion.

Under the Agreement, New York Life Investments will pay Winslow a subadvisory fee, computed daily and payable monthly, that is equal to an annual percentage of the average daily net assets of the Portfolio combined with the average daily net assets of any other investment companies that also are managed by New York Life Investments and subadvised by Winslow (“Allocated Assets”).

Pursuant to the Agreement, New York Life Investments is required to pay Winslow subadvisory fees at the following annual percentage rates: 0.40% on Allocated Assets up to $250 million, 0.35% on Allocated Assets from $250 million to $500 million, 0.30% on Allocated Assets from $500 million to $750 million, 0.25% on Allocated Assets from $750 million to $1 billion and 0.20% on Allocated Assets in excess of $1 billion.  The annual subadvisory fees paid to Winslow under the Agreement are the same as those paid to Winslow under the previous subadvisory agreement.

Additionally, New York Life Investments has entered into a written agreement with Winslow and Nuveen under which New York Life Investments has agreed to pay Winslow a fee of .03% on that portion of the Allocated Assets that exceed $2.5 billion. This agreement reflects a revenue sharing arrangement entered into by New York Life Investments and Winslow in connection with the acquisition of Winslow by Nuveen.  New York Life Investments will pay any fees pursuant to this agreement out of its own resources, and such fees will not affect the management fees paid by the Portfolio to New York Life Investments under the Portfolio's management agreement or the subadvisory fees paid to Winslow by New York Life Investments under the Portfolio's subadvisory agreement.

For the fiscal year ended December 31, 2008, the aggregate subadvisory fees paid by New York Life Investments to Winslow for services rendered to the Portfolio were $3,837,002.  For the fiscal year ended December 31, 2007, the aggregate subadvisory fees paid by New York Life Investments to Winslow for services rendered to the Portfolio were $2,445,243.

All fees due to Winslow under the Agreement are paid by New York Life Investments and are not additional expenses to the Portfolio.

THERE WILL BE NO INCREASE IN ADVISORY FEES PAID BY THE PORTFOLIO
TO NEW YORK LIFE INVESTMENTS IN CONNECTION WITH THE CONTINUED
RETENTION OF WINSLOW AS THE SUBADVISOR TO THE PORTFOLIO.

GENERAL INFORMATION

The Company will furnish, without charge, to any Policy Owner, upon request, a printed version of the Portfolio’s most recent annual report.  Such requests may be directed to the Company by writing New York Life Insurance and Annuity Corporation, Attn:  MainStay VP Series Fund, Inc., 51 Madison Avenue, New York, New York 10010, or by calling toll-free 1-800-598-2019.

New York Life Investments serves as the investment adviser and administrator to the Portfolio.  The principal executive offices of New York Life Investments and the Portfolio are located at 51 Madison Avenue, New York, New York 10010.

The Portfolio’s distributor is NYLIFE Distributors LLC, 169 Lackawanna Avenue, Parsippany, New Jersey 07054.  The Portfolio’s custodian is State Street Bank and Trust Company, One Lincoln Street, Boston, Massachusetts 02111-2900.

APPENDIX A

Title of Class	Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class

Initial Class	NYLIAC Variable Annuity Separate Account III	4,082,817.566	20.8%

	NYLIAC VUL Separate Account I	2,033,628.870	10.4%

	MainStay VP Conservative Allocation Portfolio	1,738,470.197	8.9%

	MainStay VP Growth Allocation Portfolio	2,779,420.814	14.2%

	MainStay VP Moderate Allocation Portfolio	3,424,345.531	17.5%

	MainStay VP Moderate Growth Allocation Portfolio	4,763,277.877	24.3%

Service Class	NYLIAC Variable Annuity Separate Account III	4,466,966.35	59.8%

	NYLIAC Variable Annuity Separate Account IV	2,998,165.87	40.2%
*The address for each Beneficial Owner is 51 Madison Avenue, New York, New York 10010